UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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CAESARS ENTERTAINMENT CORPORATION

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Contacts:	Media	Investors
	Stephen Cohen	Steven Rubis
	(347) 489-6602	(702) 407-6462

Caesars Entertainment Comments on 13D Filing

LAS VEGAS, February 20, 2019 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”, “Caesars” or the “Company”) today issued the following statement regarding the Form 13D filing with the Securities and Exchange Commission by High River Limited Partnership and other entities affiliated with Carl C. Icahn disclosing ownership of approximately 9.78% of Caesars Entertainment’s common stock.

“Caesars Entertainment regularly engages with our stockholders and considers their ideas and input regarding stockholder value. The Board and management have engaged in discussions with Mr. Icahn and expect to continue a constructive dialogue. The Company intends to carefully evaluate Mr. Icahn’s suggestions, including his request for Board representation.

Caesars’ Board and Management are pursuing a diversified growth strategy to create long-term value for stockholders and are committed to being prudent stewards of capital. Following emergence from reorganization in October 2017, Caesars has continued to expand margins by driving record labor and marketing efficiency levels, while also achieving all-time high customer and employee satisfaction. Additionally, we continue to improve our Las Vegas EBITDAR margins which are the highest among all of our competitors. The Company has also reduced annual interest expense by approximately $300 million since 2017.

We are investing in top line growth by innovating in our core gaming business, leveraging our superior loyalty and marketing programs, and moving quickly to capitalize on emerging trends. We continue to focus on expanding margins by refining our operating model, in part by seeking more opportunities to increase efficiency. We are also pursuing inorganic growth through acquisitions and brand licensing opportunities, including opening the Company’s first non-gaming resort, Caesars Bluewaters Dubai, last year. We expect to generate strong free cash flow in the coming years which will fuel further growth and deleveraging.

Consistent with its fiduciary duties, the Board remains open to all reasonable alternatives to enhance value for Caesars’ stockholders and has and will continue to evaluate strategic alternatives presented to it across a number of factors, including potential value creation and execution risk, given our highly regulated environment in the various domestic and international jurisdictions in which we operate. Any such alternatives previously brought to the Board’s attention were considered, in consultation with its legal and financial advisors, and determined to undervalue the Company and its plan to create stockholder value over the long term.”

About Caesars Entertainment Corporation

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”). The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2019 Annual Meeting (the “2019 Proxy Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2019 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2019 Proxy Statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2018 annual meeting of stockholders (the “2018 Proxy Statement”), filed with the SEC on April 10, 2018. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2018 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2019 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2019 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (https://investor.caesars.com/annuals-and-proxies) or by contacting Investor Relations by phone at 800-318-0047, by email at Investor_Inquiries@caesars.com or by mail at Caesars Investor Relations, 1 Caesars Palace Drive, Las Vegas, Nevada 89109.